Term Sheet To product supplement B dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Term Sheet No. 2155B Registration Statement No. 333-184193 Dated August 19, 2014; Rule 433
Deutsche Bank
Structured Investments	Deutsche Bank AG $ Notes Linked to the JPX-Nikkei Index 400 due September 10*, 2015
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the JPX-Nikkei Index 400 (the “Underlying”), which is composed of 400 Japanese common stocks selected based on market capitalization, trading value, return on equity and other factors. The notes do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if the level of the Underlying decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor.  Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due September 10*, 2015†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about August 22*, 2014 (the “Trade Date”) and are expected to settle on or about August 27*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	The JPX-Nikkei Index 400 (Bloomberg: JPNK400 <Index>)
Payment at Maturity:
At maturity, you will receive a cash payment per $1,000 Face Amount of notes, calculated as follows:
$1,000 x (1 + Underlying Return) x Adjustment Factor
Your investment will be fully exposed to any decline in the level of the Underlying. The Adjustment Factor will reduce your return regardless of whether the level of the Underlying increases or decreases over the term of the notes. You will lose some or all of your initial investment if the level of the Underlying as measured from the Initial Level to the Final Level decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor. Any Payment at Maturity is subject to the credit of the Issuer.

Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:
Final Level — Initial Level
Initial Level
The Underlying Return may be positive, zero or negative.
Adjustment Factor:	0.991
Initial Level:	The closing level of the Underlying on the Trade Date
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Averaging Dates
Trade Date:	August 22*, 2014
Settlement Date:	August 27*, 2014
Averaging Dates†:	August 31*, 2015, September 1*, 2015, September 2*, 2015, September 3*, 2015 and September 4*, 2015
Maturity Date†:	September 10*, 2015
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RPF4 / US25152RPF46
*  Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Averaging Dates and Maturity Date may be changed so that the stated term of the notes remains the same.
† Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
The Issuer’s estimated value of the notes on the Trade Date is approximately $963.00 to $983.00 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on the following page of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$7.50	$992.50
Total	$	$	$
(1) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
(2) Please see “Supplemental Plan of Distribution” in this term sheet for more information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
August 19, 2014

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Notes

You should read this term sheet together with product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”)  at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes.  You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Underlying?

The table below illustrates a range of hypothetical payments at maturity on the notes. These examples illustrate that you will lose some or all of your initial investment if the level of the Underlying as measured from the Initial Level to the Final Level decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor. The hypothetical returns set forth below reflect the Adjustment Factor of 0.991. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on the performance of the Underlying, determined using the closing levels of the Underlying on the specified Averaging Dates. The numbers appearing in the table and examples below have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals.

Hypothetical Underlying Return (%)	Hypothetical Return on Notes (%)	Hypothetical Payment at Maturity ($)
100.00%	98.20%	$1,982.00
90.00%	88.29%	$1,882.90
80.00%	78.38%	$1,783.80
70.00%	68.47%	$1,684.70
60.00%	58.56%	$1,585.60
50.00%	48.65%	$1,486.50
40.00%	38.74%	$1,387.40
30.00%	28.83%	$1,288.30
20.00%	18.92%	$1,189.20
10.00%	9.01%	$1,090.10
0.908%	0.00%	$1,000.00
0.50%	-0.40%	$995.96
0.00%	-0.90%	$991.00
-10.00%	-10.81%	$891.90
-20.00%	-20.72%	$792.80
-30.00%	-30.63%	$693.70
-40.00%	-40.54%	$594.60
-50.00%	-50.45%	$495.50
-60.00%	-60.36%	$396.40
-70.00%	-70.27%	$297.30
-80.00%	-80.18%	$198.20
-90.00%	-90.09%	$99.10
-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: The Final Level is greater than the Initial Level, resulting in an Underlying Return of 20.00%. Because the Final Level is greater than the Initial Level, the Underlying is positive and the investor receives a Payment at Maturity of $1,189.20 per $1,000 Face Amount of notes, representing a return on the notes of approximately 18.92%, calculated as follows:

$1,000 x (1 + Underlying Return) x Adjustment Factor
$1,000 x (1 + 20.00%) x 0.991 = $1,189.20

Example 2: The Final Level is greater than the Initial Level, resulting in an Underlying Return of 0.50%. In this case, even though the Final Level is greater than the Initial level and the Underlying Return is positive, the investor receives a Payment at Maturity that is less than $1,000 per $1,000 Face Amount of notes because the increase in the level of the Underlying as measured from the Initial Level to the Final Level is not sufficient to offset the effect of the Adjustment Factor. The investor receives a Payment at Maturity of $995.96 per $1,000 Face Amount of notes, representing a return on the notes of approximately –0.40%, calculated as follows:

$1,000 x (1 + Underlying Return) x Adjustment Factor
$1,000 x (1 + 0.50%) x 0.991 = $995.96

Example 3: The Final Level is less than the Initial Level, resulting in an Underlying Return of -40.00%. Because the Final Level is less than the Initial Level, the Underlying Return is negative and the investor will lose approximately 40.54% of its investment due to the exposure to the Underlying performance and the deduction of the Adjustment Factor. Therefore, the investor receives a Payment at Maturity of $594.60 per $1,000 Face Amount of notes, representing a return on the notes of –40.54%, calculated as follows:

$1,000 x (1 + Underlying Return) x Adjustment Factor
$1,000 x (1 + –40.00%) x 0.991 = $594.60

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — Because the Adjustment Factor is applied to the payment at maturity, the Adjustment Factor will reduce the return on the notes regardless of whether the Final Level is greater than, equal to or less than the Initial Level.

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FULL DOWNSIDE EXPOSURE – You will lose some or all of your investment at maturity if the Final Level decreases or fails to increase sufficiently from the Initial Level to offset the effect of the Adjustment Factor. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE JPX-NIKKEI INDEX 400 — The return on the notes, which may be positive, zero or negative, is linked to the performance of the JPX-Nikkei Index 400 as described herein.  The JPX-Nikkei Index 400 is a price return index composed of 400 Japanese common stocks listed on the Tokyo Stock Echange’s First Section, Second Section, Mothers (Market Of The High-growth and EmeRging Stocks) or JASDAQ market. The component stocks of the JPX-Nikkei Index 400 are selected by the Index Sponsor (as defined below) based on market capitalization, trading value, return on equity and other factors. This is just a summary of the JPX-Nikkei Index 400. For more information on the JPX-Nikkei Index 400, including information concerning its composition, calculation methodology and adjustment policy, please see “The JPX-Nikkei Index 400” in this term sheet.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the stocks composing the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not pay any coupons or dividends and do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative.  In addition, the Adjustment Factor will reduce your return regardless of whether the level of the Underlying increases or decreases from the Initial Level to the Final Level.  If the Final Level decreases or fails to increase sufficiently from the Initial Level to offset the effect of the Adjustment Factor, you will lose some or all of your initial investment. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of the initial investment at maturity.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in  Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you  and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE STOCKS COMPOSING THE UNDERLYING — The return on your notes may not reflect the return you would have realized if you had directly invested in the stocks composing the Underlying. For instance, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlying would have.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlying would have.

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THE UNDERLYING REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE UNDERLYING, NOT A TOTAL RETURN — The return on the notes is based on the performance of the Underlying, which reflects the changes in the market prices of the stocks composing the Underlying. It is not, however, linked to a “total return” version of the Underlying, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on the stocks composing the Underlying. The return on the notes will not include such a total return feature.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN NOTES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Underlying includes component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the notes are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Underlying and the value of your notes. Furthermore, there are risks associated with investments in notes linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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THE UNDERLYING RETURN WILL NOT BE ADJUSTED FOR CHANGES IN THE JAPANESE YEN RELATIVE TO THE U.S. DOLLAR — The Underlying is composed of stocks denominated in, and the level of the Underlying is calculated in, Japanese yen. Because the level of the Underlying is calculated in Japanese yen and not in U.S. dollars, the performance of the Underlying will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Japanese yen. Therefore, if the Japanese yen strengthens or weakens relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your return on the notes.

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THERE IS NO ASSURANCE THAT THE INVESTMENT VIEW IMPLICIT IN THE UNDERLYING WILL BE SUCCESSFUL — The component stocks of the Underlying will be selected from time to time in the manner described in “The JPX-Nikkei Index 400.”  The criteria used for selecting the component stocks may not result in stocks that outperform Japanese stocks generally, or the stocks that may be included in other indices that track Japanese securities markets. Although the stocks composing the Underlying may satisfy the quantitative and qualitative criteria of the Underlying at the time they are selected, there can be no assurance that they will continue to do so thereafter, which may reduce the level of the Underlying. There can be no assurance that the future performance of the Underlying will result in your receiving an amount greater than or equal to the Face Amount of notes.  The performance of the Underlying may be worse than the performance of the equity markets generally or the Japanese equity market in particular.

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THE UNDERLYING HAS VERY LIMITED PERFORMANCE HISTORY — Calculation of the Underlying began on January 6, 2014. Therefore, the Underlying has very limited performance history and no actual investment which allowed a tracking of the performance of the Underlying was possible at any time prior to January 6, 2014. The index methodology of the Underlying was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The results shown before January 6, 2014 are hypothetical and do not reflect actual returns. Hypothetical or simulated performance results have inherent limitations. Unlike an actual performance, hypothetical results are achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the notes may bear little relation to the historical closing levels of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this term sheet is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. We or our affiliates intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade or sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the level of the Underlying will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the composition of the Underlying;

•	the time remaining to the maturity of the notes;

•	the market prices and dividend rates of the stocks composing the Underlying and changes that affect those stocks and their issuers;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES—We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlying to which the notes are linked.

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POTENTIAL CONFLICTS OF INTEREST— We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or an Averaging Date could adversely affect the level of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity.

The JPX-Nikkei Index 400

We have derived all information contained in this term sheet regarding the JPX-Nikkei Index 400 (the “Underlying”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Japan Exchange Group, Inc. (“JPX”), Tokyo Stock Exchange, Inc. (“TSE,” collectively, the “JPX group”) and Nikkei Inc. (“Nikkei,” and together with the JPX group, the “Index Sponsor”). The JPX-Nikkei Index 400 was developed by the Index Sponsor and is calculated, maintained and published by the Index Sponsor.

The JPX-Nikkei Index 400 is composed of 400 Japanese common stocks listed on the TSE First Section, Second Section, Mothers (Market Of The High-growth and EmeRging Stocks) or JASDAQ market. As of December 30, 2013, 388 constituents were listed on the First Section, one was listed on the Second Section, one was listed on Mothers and 10 were listed on the JASDAQ market. Constituents are selected by the Index Sponsor based on market capitalization, trading value, return on equity and other factors.

Publication of the JPX-Nikkei Index 400 began on January 6, 2014, based on an initial index value of 10,000 on August 30, 2013.

The JPX-Nikkei Index 400 is calculated in both price return and total return versions and is calculated in yen. The notes are linked to the price return version of the JPX-Nikkei Index 400, which means that the level of the Underlying will not include any dividends paid on the stocks included in the JPX-Nikkei Index 400.

The level of the price return version of the JPX-Nikkei Index 400 is computed and published every second via TSE’s Market Information System and is reported to securities companies across Japan and available worldwide through computerized information networks. The price return version of the JPX-Nikkei Index 400 is reported by Bloomberg L.P. under the ticker symbol “JPNK400.” Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the JPX-Nikkei Index 400 on a trading day will generally be available in the United States by the opening of business on the same calendar day.

Constituent Selection

The stocks composing the Underlying are reviewed annually based on the selection criteria applied as of the base selection date. The initial base selection date for the Underlying was June 28, 2013.  For subsequent annual reviews, the base selection date will be the final business day of June of each year. The calculation of the Underlying using the new constituents will begin on the final business day of August.  The selection process and criteria are as follows:

(1)     In order to be eligible for the Underlying, a stock must be a common stock whose main market is the TSE First Section, Second Section, Mothers or JASDAQ market as of the base selection date.  Issues other than common stocks may be treated as eligible for inclusion in the Underlying if they are regarded as equivalent to common stocks and their inclusion is deemed necessary by the Index Sponsor.  The Underlying does not currently include any non-common stocks.  Stocks are excluded from selection if they fall under any of the following criteria:

●	listed for less than three years;
●	the company’s liabilities are in excess of its assets during any of the past three fiscal years;
●	the company has an operating loss in each of the past three fiscal years;
●	the company has a net loss in each of the past three fiscal years;
●	the company’s financials have disclosed doubt regarding its ability to continue as a going concern;
●	disclosure of insufficient internal controls;
●	the stock has been designated as a security to be delisted or security on alert; or
●	certain listing violations have occurred over the past year.

(2)     To construct the Underlying, the top 1,000 issues are selected in descending order from the 1,200 eligible issues which have the highest trading values in the three years from the base selection date, which are among the 1,200 eligible issues with the highest market capitalization.  Where the number of issues selected does not reach 1,000, the remaining issues shall be selected on the basis of market capitalization from the 1,200 eligible issues with the highest trading value in the three years from the base selection date.

(3)      Each stock is scored by (a) three-year average return on equity (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the base selection date (weighted 20%).

(4)      400 stocks are selected by the final ranking with the scores calculated above in (3) and the qualitative scores determined as of the base selection date using the following criteria: the appointment of at least two independent outside directors, releasing the most recent earnings report according to international financial reporting standards and the release of English language earnings information via TDnet. The final score for each stock equals the sum of the score calculated above in (3) plus the score from the qualitative factors. Stocks are ranked from highest to lowest based on their final scores, with the exception that stocks with negative three-year average return on equity and whose most recent return on equity are negative or that have negative three-year cumulative operating profit shall be ranked lowest. In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher. The top 400 stocks based on their rankings are selected for inclusion in the JPX-Nikkei Index 400.

Index Calculation

The JPX-Nikkei Index 400 is calculated using free-float adjusted market value weighting and is denominated in points (as a decimal figure) rounded to the second decimal place. The JPX-Nikkei Index 400  is calculated by dividing the current free-float adjusted market value (the “Current Market Value”) by the market value on the base date (the “Base Market Value”). The market value is the sum of the number of shares of each constituent multiplied by that constituent’s stock price.

The calculation of the JPX-Nikkei Index 400 can be represented by the following formula:

Index	=	Current Market Value	×	Base Point
Base Market Value

 The number of shares of each constituent is determined by multiplying the total number of listed shares by the free-float weight ratio following cap-adjustment. The weight of each constituent is capped at 1.5%, and if any constituent exceeds that weight, it is adjusted downwards at the time of the annual review. The free-float weight is the percentage of listed shares deemed to be available for trading in the market. The free-float weight is determined by excluding the estimated number of listed shares that are deemed not to be available for trading in the market, using publicly available documents. Among the shares that are treated as non-free-float shares are, among others, shares held by specified types of major shareholders and shares held by board members and other representatives. The free-float weights are reviewed annually for each index constituent, with the announcement and effective date for each index constituent occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule. In addition to this annual review, the Index Sponsor may also adjust a company’s free-float weight to reflect extraordinary events.

In order to maintain continuity, the Base Market Value is adjusted from time as a result of an increase or decrease in constituent issues, capital raising or similar events other than market fluctuations. Such events include, but are not limited to: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants or mergers, acquisitions, consolidations, company splits or other similar changes in corporate structure.

License Agreement

We have entered into a non-exclusive license agreement with the Index Sponsor providing for the license to us, in exchange for a fee, of the right to use indices owned and published by the Index Sponsor in connection with some securities, including the notes

The JPX-Nikkei Index 400, which is calculated by a method independently developed by the Index Sponsor, is a copyrightable work. The Index Sponsor owns the copyright and any other intellectual property rights in the JPX-Nikkei Index 400, and the method for calculating the JPX-Nikkei Index 400 and the like. All ownership of trademarks and any other intellectual property rights with respect to marks representing "Nikkei Inc.," "Nikkei," and the JPX-Nikkei Index 400 belongs to the Index Sponsor. The Index Sponsor has registered the trademark of 日経平均株価 (the Nikkei Stock Average in Japanese) since July, 1993 and has registered its service mark since May, 1995 in Japan. "Nikkei Stock Average" and "Nikkei225" have been registered in major foreign countries.

The Index Sponsor is not obliged to continuously publish the JPX-Nikkei Index 400, nor is it liable for any error or delay in, or discontinuation of the publication thereof. The Index Sponsor owns the right to change the content of the JPX-Nikkei Index 400, such as the calculation method thereof, and the right to suspend the publication thereof. The Index Sponsor does not give any warranty, nor is it responsible for any and all financial instruments and the like, which are based on, or otherwise refer to, the JPX-Nikkei Index 400.

Historical Information

The following graph sets forth the retrospective and historical performance of the JPX-Nikkei Index 400 based on its daily closing levels from January 4, 2011 through August 18, 2014. The JPX-Nikkei Index 400 has existed only since January 6, 2014 and publication of the JPX-Nikkei Index 400 began on January 6, 2014. The historical performance data below from January 6, 2014 through August 18, 2014 represent the actual performance of the JPX-Nikkei Index 400. The performance data prior to January 6, 2014, as indicated by the vertical line in the graph below, reflect a retrospective calculation of the levels of the JPX-Nikkei Index 400 using archived data and the current methodology for the calculation of the JPX-Nikkei Index 400. The closing level of the JPX-Nikkei Index 400 on August 18, 2014 was 11,564.70. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the JPX-Nikkei Index 400 was possible at any time prior to January 6, 2014. Furthermore, the index methodology of the JPX-Nikkei Index 400 was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The results shown before January 6, 2014 are hypothetical and do not reflect actual returns. Hypothetical or simulated performance results have inherent limitations. Unlike an actual performance, hypothetical results are achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight.

The historical closing levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any of the Averaging Dates. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $7.50 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.